Long Blockchain Corp. Enters into Agreement to Acquire 1,000 Bitcoin Mining Machines Manufactured by Bitmain

- Cryptocurrency Mining Equipment Expected to Ship in January 2018 for Immediate Deployment in Experienced Nordic Data Center -

Farmingdale, NY (January 5, 2018) — Long Blockchain Corp. (NasdaqCM: LBCC) (the “Company”) today announced that it has entered into an agreement with certain third parties to purchase 1,000 Antminer S9 mining rigs and 1,000 APW3++ PSUs. This bitcoin mining equipment is manufactured by industry leader Bitmain and is expected to be shipped in January 2018 directly to a secure data center in the Nordic region to immediately commence mining operations.

The mining equipment will be installed in a world-class third-party data center experienced in cryptocurrency mining and located in a Nordic country. Long Blockchain expects to benefit from an established infrastructure and competitive energy costs using geothermal and hydro-electric power sources.

Philip Thomas, Chief Executive Officer of the Company, commented, “We view this transaction as an important and validating initial step in the Company’s progression into blockchain technology. The commencement of our mining operations places us on a path to generating blockchain-related revenue through the accumulation of bitcoin. This platform will help support our longer-term strategy of engaging in partnerships, investments and acquisitions in the blockchain ecosystem.”

The Antminer S9 mining rig includes Bitmain’s BM1387 chips that are built using TSMC’s 16nm FinFET technology and each chip delivers a record-breaking 0.098 J/GHs, making it the world’s most efficient bitcoin mining chip in the consumer market. Each Antminer S9 employs 189 such chips to deliver more hashrate and efficiency than any previous bitcoin miner ever made. The Antminer S9 is able to mine any cryptocurrency using the SHA256 algorithm, including Bitcoin and Bitcoin Cash.

Blockchain acts as a public, decentralized ledger. This ledger provides a single, unified source of data, creating a clearer audit trail and consistency across parties.  The Company believes that emerging blockchain technologies are creating a fundamental paradigm shift across the global marketplace, with far reaching applications across all industries from financial services (smart settlements) to consumer packaged goods (supply chain verification) to healthcare (electronic medical records).

About Long Blockchain Corp.

Long Blockchain Corp. (formerly Long Island Iced Tea Corp.) is focused on developing and investing in globally scalable blockchain technology solutions. It is dedicated to becoming a significant participant in the evolution of blockchain technology that creates long term value for its shareholders and the global community by investing in and developing businesses that are “on-chain”. Blockchain technology is fundamentally changing the way people and businesses transact, and the Company will strive to be at the forefront of this dynamic industry, actively pursuing opportunities. Its wholly-owned subsidiary Long Island Brand Beverages, LLC operates in the non-alcohol ready-to-drink segment of the beverage industry under its flagship brand ‘The Original Long Island Brand Iced Tea®’.

Forward Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of the Company’s business strategies and its expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements include any statement that does not directly relate to a historical or current fact. You can also identify these and other forward-looking statements by the use of such words as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "thinks," "estimates," "seeks," "predicts," "could," "projects," "potential" and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting the Company and are subject to uncertainties, risks and factors relating to its operations and business environments, all of which are difficult to predict and many of which are beyond its control, that could cause its actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include the Company’s history of losses and expectation of further losses, its ability to expand its operations into blockchain technologies, its ability to develop or acquire new brands, the success of its marketing activities, the effect of competition in its industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described in the reports the Company files with the Securities and Exchange Commission, including but not limited to the discussions contained under the caption “Risk Factors.” When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports the Company files with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and the Company cannot predict those events or how they may affect it. The Company assumes no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

Contacts:

For Investors

Philip Thomas

Long Blockchain Corp.

1-855-542-2832